UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2010 (May 27, 2010)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

On May 27, 2010, the board of directors of Behringer Harvard Multifamily REIT I, Inc. (hereinafter referred to as “we,” “us,” “our” or the “Registrant”) authorized distributions payable to the stockholders of record each day for June 1, 2010 through August 31, 2010.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0019178 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 7.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution may constitute a return of capital for tax purposes.

Distributions are authorized at the discretion of our board of directors.  Changes in capitalization and financing rates, in particular, may affect the distribution rate our board of directors declares.  In 2008 and the first half of 2009, the market for institutional quality multifamily assets was characterized by an increase in capitalization rates.  This allowed us to make investments at more attractive prices and therefore higher current yields.  Subsequently, capitalization rates have compressed, but this was coupled with the availability of attractive financing in the multifamily sector through Fannie Mae and Freddie Mac.  During the latter half of 2009 through May 28, 2010, we obtained approximately $168 million in newly originated single asset mortgage loans and closed a $150 million credit facility. The single asset mortgages have a weighted average interest rate of 4.7% and the credit facility currently has a weighted average interest rate, based on loan capacity and current interest rates, of 2.4%.

We continue to believe that the current distribution rate is reflective of  current market conditions for investments suitable for our portfolio and one that can be sustained after we complete our initial public offering and deploy the capital raised in investments.  If general economic market conditions continue to improve, capitalization rates in major U.S. markets for multifamily communities may decrease.  This could negatively affect our ability to find attractive income-producing investment opportunities that generate revenue consistent with our current distribution rate. This challenge may be exacerbated if the cost of debt financing increases as well, as our ability to leverage returns through the use of debt financing will be negatively affected.  In addition to capitalization rate and interest rate dynamics, our distribution rate is based on our board of directors’ analysis of our performance over the previous periods, expectations of performance for future periods, including actual and anticipated cash flow from operating activities, assessment of rental rates and growth assumptions, capital expenditure needs, general financial conditions and other factors that our board of directors deem relevant.  If capitalization rates, interest rates or any of the other factors discussed above change in the future, the distribution rate our board of directors declares may be affected.

Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,”“projects,”“estimates,” “plans,” “may increase,” “may result,” “will result,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature.  These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions.

We caution stockholders not to place undue reliance on forward-looking statements.  You should consider the areas of risk described under the heading “Forward-Looking Statements” in our periodic reports under the Exchange Act, and under the heading “Cautionary Note Regarding Forward-Looking Statements” in our Post-Effective Amendment No. 6 to Form S-11 as filed with the Securities and Exchange Commission (“SEC”) on April 27, 2010, as well as those risk factors included in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 31, 2010 and the “Risk Factors” section of our Post-Effective Amendment No. 6 to Form S-11 as filed with the SEC on April 27, 2010, in connection with any forward-looking statements that may be made by us and our businesses generally. Forward-looking statements in this Form 8-K reflect our management’s view only as of the date of this Form 8-K, and may ultimately prove to be incorrect or false. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Dated: June 1, 2010	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate Development & Legal